FOR IMMEDIATE RELEASE

Heidrick & Struggles Announces Second Quarter 2020 Results

- Maintains $0.15 Per Share Cash Dividend -
- Implementing Initiatives to Generate $30 Million to $40 Million of Annual Cost Savings -

CHICAGO, July 27, 2020 -- Heidrick & Struggles International, Inc. (Nasdaq: HSII), today announced financial results for its second quarter ended June 30, 2020.

Highlights:

•Net revenue of $145.6 million
•Operating loss of $24.0 million and operating margin of (16.5%) reflect a non-cash impairment charge of $33.0 million
•Adjusted operating income of $9.0 million and adjusted operating margin of 6.2%
•Adjusted EBITDA of $12.4 million and adjusted EBITDA margin of 8.5%
•Liquidity of $360.3 million at quarter-end
•Implementing restructuring plan in 2020 third quarter to optimize future growth and profitability
•Expect annual cost savings of $30 million to $40 million

“I’m very pleased with the way our people have risen to the occasion and the resilience they have demonstrated in serving the needs of our clients throughout these unprecedented times. Our second quarter results underscore continued demand for our services even in a challenging environment as the ‘new normal’ begins to emerge,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “We are encouraged by the growth in confirmations in June across all regions in Executive Search and Heidrick Consulting, and this trend has continued into July. Additionally, we are adjusting our cost structure and improving efficiencies to address the ongoing pressure on the global economy, while further promoting our long-term ability to capitalize on our industry-leading platform, strong balance sheet, and compelling growth opportunities. While the environment is volatile and much uncertainty remains about the duration and impact of the pandemic, our focus is steadfast on creating shareholder value through serving our clients as a trusted global advisor, especially during these unprecedented times.”

2020 Second Quarter Results

Consolidated net revenue (revenue before reimbursements) was $145.6 million in the quarter compared to $173.1 million in the 2019 second quarter. Excluding the impact of exchange rate fluctuations which impacted results by 1.4%, consolidated net revenue declined $25.5 million. The reduction in net revenue was primarily due to the impact of the pandemic on a global basis.

Executive Search net revenue was $134.2 million compared to $158.5 million in the 2019 second quarter. Excluding the impact of exchange rate fluctuations of $2.0 million, or 1.4%, Executive Search net revenue declined $22.4 million. Net revenue decreased 15.6% in the Americas (decreased 15.0% on a constant currency basis), decreased 13.6% in Europe (decreased 11.4% on a constant currency basis) and decreased 17.2% in Asia Pacific (decreased 14.7% on a constant currency basis). Growth in the Healthcare & Life Sciences and Social Impact industry practices was offset by reductions in the other industry practices.

There were 394 Executive Search consultants at June 30, 2020 compared to 371 at June 30, 2019 and 396 at March 31, 2020. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.4 million compared to $1.7 million in the 2019 second quarter. The average revenue per executive search increased 13.9% to $141,500 compared to $124,200 in the 2019 second quarter, while the number of confirmed searches decreased 25.7% compared the year-ago period.

Heidrick Consulting net revenue was $11.4 million compared to $14.6 million in the 2019 second quarter. Excluding the impact from exchange rate fluctuations of 1.0%, Heidrick Consulting net revenue decreased $3.0 million. There were 68 Heidrick Consulting consultants at June 30, 2020 compared to 68 at June 30, 2019 and 70 at March 31, 2020.

Consolidated salaries and benefits expense decreased by 13.2%, or $15.9 million, to $104.7 million from $120.6 million in the 2019 second quarter. Fixed compensation expense decreased by $2.2 million primarily due to lower talent acquisition and retention costs, stock compensation and other benefit expenses, such as retirement, partially offset by increases in the deferred compensation plan and base salaries and payroll taxes. Variable compensation decreased $13.8 million due to lower revenue in the quarter. Salaries and benefits expense was 71.9% of net revenue for the quarter compared to 69.7% in the 2019 second quarter.

General and administrative expenses decreased by 6.5%, or $2.2 million, to $32.0 million from $34.2 million in the 2019 second quarter, primarily due to travel and entertainment, office occupancy and the use of external third-party consultants partially offset by an increase in bad debt. As a percentage of net revenue, general and administrative expenses were 22.0% compared to 19.7% in the 2019 second quarter.

In the second quarter, the company recorded a non-cash impairment charge of $33.0 million to adjust the carrying value of goodwill to fair value for its Asia Pacific and Europe operations. This non-cash impairment charge does not impact the company's normal business operations, cash flow from operating activities, free cash flow, liquidity, or availability under its credit facilities.

Including the non-cash impairment charge, operating loss was $24.0 million compared to operating income of $18.4 million in the 2019 second quarter, and operating margin was (16.5)% compared to 10.6%. Excluding the non-cash impairment charge, adjusted operating income in the 2020 second quarter was $9.0 million and the adjusted operating margin was 6.2%. Adjusted EBITDA in the 2020 second quarter was $12.4 million compared to $24.0 million in the 2019 second quarter. Adjusted EBITDA margin was 8.5% compared to 13.9% in the 2019 second quarter.

Net loss was $25.7 million and diluted loss per share was $1.33 with an effective tax rate of (21.1)% in the quarter. This compares to net income of $14.3 million and diluted earnings per share of $0.73 with an effective tax rate of 26.7% in last year’s second quarter. Excluding the impairment charge, adjusted net income was $7.2 million and adjusted diluted earnings per share was $0.37 based on an adjusted effective tax rate of 38.3%.

Net cash provided by operating activities increased 22% to $40.8 million in the 2020 second quarter compared to $33.4 million in the 2019 second quarter. Cash, cash equivalents and marketable securities at June 30, 2020 were $287.8 million, compared to $332.9 million at December 31, 2019, and $144.0 million at June 30, 2019. The company’s cash position typically builds throughout the year as bonuses are accrued, mostly to be paid out in the first quarter.

2020 Six Months Results

For the six months ended June 30, 2020 consolidated net revenue was $317.1 million compared to $344.7 million in the first six months of 2019. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 1.2%, or $4.0 million, consolidated net revenue decreased 6.9% or $23.7 million.

Executive Search net revenue in the first six months of 2020 was $289.6 million from $316.9 million in the first six months of 2019. Excluding the impact of exchange rate fluctuations which negatively impacted results by 1.3%, or $3.8 million, net revenue decreased $23.5 million. Net revenue decreased 7.3% in the Americas (or 6.8% on a constant currency basis), decreased 7.6% in Europe (decreased 5.4% on a constant currency basis), and was down 15.1% in Asia Pacific (decreased 12.5% on a constant currency basis). Growth in the Healthcare & Life Sciences practice was offset by declines in the other industry practices. Productivity was $1.5 million for the first six months of 2020 compared to $1.7 million in the first six months of 2019. The average revenue per executive search increased to $128,400 in the first six months of 2020 from $123,900 the same period in 2019, while the number of executive searches confirmed declined 11.7%.
Heidrick Consulting net revenue in the first six months of 2020 declined 1.4%, or $0.4 million, to $27.5 million from $27.9 million in the first six months of 2019. Excluding the impact of exchange rate fluctuations, Heidrick Consulting revenue declined 0.7%, or $0.2 million.

Operating loss for the first six months of 2020 was $5.8 million compared to operating income of $34.7 million in the same period of 2019. The operating margin was (1.8)% compared to 10.1% in the first six months of 2019. Excluding the non-cash impairment charge recorded in the 2020 second quarter, adjusted operating income for the first six months of 2020 was $27.1 million and the adjusted operating margin was 8.6%. Adjusted EBITDA for the first six months of 2020 was $36.1 million and adjusted EBITDA margin was 11.4%, compared to adjusted EBITDA of $44.7 million and adjusted EBITDA margin of 13.0% for the same period in 2019.

Net loss for the first six months of 2020 was $17.1 million and diluted loss per share was $0.89, with an effective tax rate of (149.0)%. This compares to net income of $26.4 million and diluted earnings per share of $1.35 in the first six months of 2019, with an effective tax rate of 31.2%. Excluding the impairment charge, adjusted net income was $15.9 million and adjusted diluted earnings per share was $0.81 based on an adjusted effective tax rate of 39.1%.

2020 Third Quarter Outlook

Given the continued uncertainty due to the COVID-19 pandemic, the Company is not providing financial guidance for the 2020 third quarter.

Restructuring

In the third quarter, the Company is implementing a restructuring plan to optimize future growth and profitability. The expected annual cost savings from the restructuring ranges from $30 million to $40 million. The primary components of the restructuring include a workforce reduction; a reduction of the firm’s real estate expenses, professional fees and the future elimination of certain deferred compensation programs. In connection with this restructuring plan, the Company expects to record pre-tax charges of approximately $30 million to $40 million in the 2020 third quarter.

Dividend

The Board of Directors has declared a 2020 third quarter cash dividend of $0.15 per share payable on August 21, 2020 to shareholders of record at the close of business on August 7, 2020.

Quarterly Conference Call

Heidrick & Struggles will host a conference call to review its 2020 second quarter results today, July 27 at 5:00 pm Eastern Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com or by dialing (866) 211-4120, conference ID# 4242978. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world's top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin and impacts of foreign currency on current period results using prior period translation rates. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of impairment charges for the three and six months ended June 30, 2020.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of impairment charges for the three and six month periods ended June 30, 2020.

Adjusted effective tax rate reflects the exclusion of impairment charges for the three and six months ended June 30, 2020

A reconciliation of adjusted operating income, adjusted operating margin, adjusted net income, adjusted basic and diluted earnings per share with the most directly comparable measure calculated and presented in accordance with GAAP is provided in this release.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity- settled stock compensation expense, earnout accretion expense related to acquisitions, contingent compensation related to acquisitions, restructuring charges, and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID‐19 pandemic on our business, our consultants and employees, and the overall economy; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients' ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K under “Risk Factors” in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg - Vice President, Investor Relations
+1 212 551 0554, srosenberg@heidrick.com

Media:
Nina Chang – Vice President, Corporate Communications
+1 212 551 1634, nchang@heidrick.com

Heidrick & Struggles
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2020	2019	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$145,603	$173,122	$(27,519)	(15.9)%
Reimbursements	2,232	5,051	(2,819)	(55.8)%
Total revenue	147,835	178,173	(30,338)	(17.0)%

Operating expenses
Salaries and benefits	104,658	120,601	(15,943)	(13.2)%
General and administrative expenses	31,961	34,168	(2,207)	(6.5)%
Impairment charges	32,970	—	32,970	NM
Reimbursed expenses	2,232	5,051	(2,819)	(55.8)%
Total operating expenses	171,821	159,820	12,001	7.5%

Operating income (loss)	(23,986)	18,353	(42,339)	NM

Non-operating income (expense)
Interest, net	(339)	412
Other, net	3,076	708
Net non-operating income (expense)	2,737	1,120

Income (loss) before income taxes	(21,249)	19,473

Provision for income taxes	4,484	5,193

Net income (loss)	(25,733)	14,280

Other comprehensive income (loss), net of tax	1,501	5

Comprehensive income (loss)	$(24,232)	$14,285

Weighted-average common shares outstanding
Basic	19,298	19,120
Diluted	19,298	19,431

Earnings (loss) per common share
Basic	$(1.33)	$0.75
Diluted	$(1.33)	$0.73

Salaries and benefits as a % of net revenue	71.9%	69.7%
General and administrative expenses as a % of net revenue	22.0%	19.7%
Operating margin	(16.5)%	10.6%

Heidrick & Struggles International Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2020	2019	$ Change	% Change	2020 Margin[1]	2019 Margin[1]
Revenue
Executive Search
Americas	$84,840	$100,517	$(15,677)	(15.6)%
Europe	30,124	34,864	(4,740)	(13.6)%
Asia Pacific	19,190	23,163	(3,973)	(17.2)%
Total Executive Search	134,154	158,544	(24,390)	(15.4)%
Heidrick Consulting	11,449	14,578	(3,129)	(21.5)%
Revenue before reimbursements (net revenue)	145,603	173,122	(27,519)	(15.9)%
Reimbursements	2,232	5,051	(2,819)	(55.8)%
Total revenue	$147,835	$178,173	$(30,338)	(17.0)%

Operating income (loss)
Executive Search
Americas	$23,102	$28,551	$(5,449)	(19.1)%	27.2%	28.4%
Europe[2]	(23,067)	1,157	(24,224)	(2093.7)%	(76.6)%	3.3%
Asia Pacific[3]	(7,329)	3,315	(10,644)	(321.1)%	(38.2)%	14.3%
Total Executive Search	(7,294)	33,023	(40,317)	(122.1)%	(5.4)%	20.8%
Heidrick Consulting	(8,321)	(4,793)	(3,528)	(73.6)%	(72.7)%	(32.9)%
Total segments	(15,615)	28,230	(43,845)	(155.3)%	(10.7)%	16.3%
Global Operations Support	(8,371)	(9,877)	1,506	15.2%	(5.7)%	(5.7)%
Total operating income (loss)	$(23,986)	$18,353	$(42,339)	(230.7)%	(16.5)%	10.6%

1 Margin based on revenue before reimbursements (net revenue)
2 Europe includes impairment charges of $24.5 million for the three months ended June 30, 2020.
3 Asia Pacific includes impairment charges of $8.5 million for the three months ended June 30, 2020.

Heidrick & Struggles
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2020	2019	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$317,084	$344,716	$(27,632)	(8.0)%
Reimbursements	5,598	9,731	(4,133)	(42.5)%
Total revenue	322,682	354,447	(31,765)	(9.0)%

Operating expenses
Salaries and benefits	225,747	241,419	(15,672)	(6.5)%
General and administrative expenses	64,201	68,553	(4,352)	(6.3)%
Impairment charges	32,970	—	32,970	NM
Reimbursed expenses	5,598	9,731	(4,133)	(42.5)%
Total operating expenses	328,516	319,703	8,813	2.8%

Operating income (loss)	(5,834)	34,744	(40,578)	NM

Non-operating income (expense)
Interest, net	340	1,220
Other, net	(1,359)	2,351
Net non-operating income (expense)	(1,019)	3,571

Income (loss) before income taxes	(6,853)	38,315

Provision for income taxes	10,214	11,948

Net income (loss)	(17,067)	26,367

Other comprehensive income (loss), net of tax	(2,245)	325

Comprehensive income (loss)	$(19,312)	$26,692

Weighted-average common shares outstanding
Basic	19,245	19,062
Diluted	19,245	19,531

Earnings (loss) per common share
Basic	$(0.89)	$1.38
Diluted	$(0.89)	$1.35

Salaries and benefits as a % of net revenue	71.2%	70.0%
General and administrative expenses as a % of net revenue	20.2%	19.9%
Operating margin	(1.8)%	10.1%

Heidrick & Struggles International Inc.
Segment Information
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019	$ Change	% Change	2020 Margin[1]	2019 Margin[1]
Revenue
Executive Search
Americas	$185,141	$199,822	$(14,681)	(7.3)%
Europe	63,206	68,417	(5,211)	(7.6)%
Asia Pacific	41,260	48,610	(7,350)	(15.1)%
Total Executive Search	289,607	316,849	(27,242)	(8.6)%
Heidrick Consulting	27,477	27,867	(390)	(1.4)%
Revenue before reimbursements (net revenue)	317,084	344,716	(27,632)	(8.0)%
Reimbursements	5,598	9,731	(4,133)	(42.5)%
Total revenue	$322,682	$354,447	$(31,765)	(9.0)%

Operating income (loss)
Executive Search
Americas	$48,834	$51,000	$(2,166)	(4.2)%	26.4%	25.5%
Europe[2]	(20,018)	3,322	(23,340)	(702.6)%	(31.7)%	4.9%
Asia Pacific[3]	(4,827)	8,221	(13,048)	(158.7)%	(11.7)%	16.9%
Total Executive Search	23,989	62,543	(38,554)	(61.6)%	8.3%	19.7%
Heidrick Consulting	(12,413)	(9,620)	(2,793)	(29.0)%	(45.2)%	(34.5)%
Total segments	11,576	52,923	(41,347)	(78.1)%	3.7%	15.4%
Global Operations Support	(17,410)	(18,179)	769	4.2%	(5.5)%	(5.3)%
Total operating income (loss)	$(5,834)	$34,744	$(40,578)	(116.8)%	(1.8)%	10.1%

1 Margin based on revenue before reimbursements (net revenue).
2 Europe includes impairment charges of $24.5 million for the six months ended June 30, 2020.
3 Asia Pacific includes impairment charges of $8.5 million for the six months ended June 30, 2020.

Heidrick & Struggles International Inc.
Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue before reimbursements (net revenue)	$145,603	$173,122	$317,084	$344,716

Operating income (loss)	(23,986)	18,353	(5,834)	34,744

Adjustments
Impairment charges[1]	32,970	—	32,970	—
Total adjustments	32,970	—	32,970	—

Adjusted operating income	$8,984	$18,353	$27,136	$34,744

Operating margin	(16.5)%	10.6%	(1.8)%	10.1%
Adjusted operating margin	6.2%	10.6%	8.6%	10.1%

1 For the three and six months ended June 30, 2020, the Company incurred approximately $33.0 million in impairment charges related to the Europe and Asia Pacific Search operating segments.

Heidrick & Struggles International Inc.
Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(25,733)	$14,280	$(17,067)	$26,367

Adjustments
Impairment charges, net of tax[1]	32,970	—	32,970	—
Total adjustments	32,970	—	32,970	—

Adjusted net income	$7,237	$14,280	$15,903	$26,367

Weighted-average common shares outstanding
Basic	19,298	19,120	19,245	19,062
Diluted	19,558	19,431	19,722	19,531

Earnings (loss) per common share
Basic	$(1.33)	$0.75	$(0.89)	$1.38
Diluted	$(1.33)	$0.73	$(0.89)	$1.35

Adjusted earnings per common share
Basic	$0.38	$0.75	$0.83	$1.38
Diluted	$0.37	$0.73	$0.81	$1.35

1 For the three and six months ended June 30, 2020, the Company incurred approximately $33.0 million in impairment charges related to the Europe and Asia Pacific Search segments.

Heidrick & Struggles International Inc.
Consolidated Balance Sheets
(In thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
Current assets
Cash and cash equivalents	$218,760	$271,719
Marketable securities	69,055	61,153
Accounts receivable	124,845	109,163
Prepaid expenses	24,605	20,185
Other current assets	27,811	27,848
Income taxes recoverable	4,918	4,414
Total current assets	469,994	494,482

Non-current assets
Property and equipment, net	28,577	28,650
Operating lease right-of-use assets	100,061	99,391
Assets designated for retirement and pension plans	14,001	13,978
Investments	26,085	25,409
Other non-current assets	24,700	20,434
Goodwill	91,271	126,831
Other intangible assets, net	1,361	1,935
Deferred income taxes	32,308	33,063
Total non-current assets	318,364	349,691

Total assets	$788,358	$844,173

Current liabilities
Accounts payable	$10,852	$8,633
Accrued salaries and benefits	113,351	234,306
Deferred revenue	38,122	41,267
Operating lease liabilities	30,117	30,955
Other current liabilities	18,144	26,253
Income taxes payable	11,448	3,928
Total current liabilities	222,034	345,342

Non-current liabilities
Non-current debt	100,000	—
Accrued salaries and benefits	49,829	59,662
Retirement and pension plans	46,847	46,032
Operating lease liabilities	78,872	79,388
Other non-current liabilities	4,573	4,634
Total non-current liabilities	280,121	189,716

Total liabilities	502,155	535,058

Stockholders’ equity	286,203	309,115

Total liabilities and stockholders’ equity	$788,358	$844,173

Heidrick & Struggles International Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2020	2019
Cash flows - operating activities
Net income (loss)	$(25,733)	$14,280
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,130	2,614
Deferred income taxes	270	176
Stock-based compensation expense	1,320	3,368
Accretion expense related to earnout payments	—	167
Gain on marketable securities	(11)	(116)
Loss on disposal of property and equipment	274	—
Impairment charges	32,970	—
Changes in assets and liabilities:
Accounts receivable	7,643	(11,926)
Accounts payable	248	(1,077)
Accrued expenses	17,423	30,722
Restructuring accrual	(1,342)	(508)
Deferred revenue	(3,510)	(1,654)
Income taxes payable, net	2,673	(6,531)
Retirement and pension plan assets and liabilities	(758)	136
Prepaid expenses	2,025	2,992
Other assets and liabilities, net	5,213	747
Net cash used in operating activities	40,835	33,390

Cash flows - investing activities
Capital expenditures	(2,803)	(895)
Purchases of available-for-sale investments	(69,294)	(38,799)
Proceeds from sales of available-for-sale investments	1,072	119
Net cash provided by (used in) investing activities	(71,025)	(39,575)

Cash flows - financing activities
Cash dividends paid	(2,995)	(2,968)
Acquisition earnout payments	—	—
Net cash provided by (used in) financing activities	(2,995)	(2,968)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	945	(295)

Net decrease in cash, cash equivalents and restricted cash	(32,240)	(9,448)
Cash, cash equivalents and restricted cash at beginning of period	251,000	114,762
Cash, cash equivalents and restricted cash at end of period	$218,760	$105,314

Heidrick & Struggles International Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows - operating activities
Net income (loss)	$(17,067)	$26,367
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,467	5,348
Deferred income taxes	380	512
Stock-based compensation expense	3,934	4,711
Accretion expense related to earnout payments	—	327
Gain on marketable securities	(122)	(116)
Loss on disposal of property and equipment	275	—
Impairment charges	32,970	—
Changes in assets and liabilities:
Accounts receivable	(17,013)	(32,093)
Accounts payable	2,145	(978)
Accrued expenses	(129,842)	(115,500)
Restructuring accrual	(1,480)	(1,189)
Deferred revenue	(2,673)	(3,240)
Income taxes payable, net	6,755	(4,035)
Retirement and pension plan assets and liabilities	1,275	1,686
Prepaid expenses	(4,541)	(3,507)
Other assets and liabilities, net	(4,228)	(176)
Net cash used in operating activities	(124,765)	(121,883)

Cash flows - investing activities
Capital expenditures	(4,556)	(1,793)
Purchases of available-for-sale investments	(71,419)	(40,477)
Proceeds from sales of available-for-sale investments	62,467	232
Net cash provided by (used in) investing activities	(13,508)	(42,038)

Cash flows - financing activities
Proceeds from line of credit	100,000	—
Cash dividends paid	(5,997)	(5,903)
Payment of employee tax withholdings on equity transactions	(1,550)	(4,552)
Acquisition earnout payments	(2,789)	(407)
Net cash provided by (used in) financing activities	89,664	(10,862)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(4,350)	(165)

Net decrease in cash, cash equivalents and restricted cash	(52,959)	(174,948)
Cash, cash equivalents and restricted cash at beginning of period	271,719	280,262
Cash, cash equivalents and restricted cash at end of period	$218,760	$105,314

Heidrick & Struggles International Inc.
Reconciliation of Net Income and Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue before reimbursements (net revenue)	$145,603	$173,122	$317,084	$344,716

Net income	(25,733)	14,280	(17,067)	26,367
Interest, net	339	(412)	(340)	(1,220)
Other, net	(3,076)	(708)	1,359	(2,351)
Provision for income taxes	4,484	5,193	10,214	11,948
Operating income (loss)	(23,986)	18,353	(5,834)	34,744

Adjustments
Salaries and benefits
Stock-based compensation expense	844	2,908	3,446	4,251
General and administrative expenses
Depreciation	1,936	2,378	4,065	4,872
Intangible amortization	194	235	402	475
Earnout accretion	—	167	—	327
Acquisition contingent consideration	462	—	1,020	—
Impairment charges	32,970	—	32,970	—
Total adjustments	36,406	5,688	41,903	9,925

Adjusted EBITDA	$12,420	$24,041	$36,069	$44,669
Adjusted EBITDA margin	8.5%	13.9%	11.4%	13.0%